EXHIBIT 10.92

CONSULTING AGREEMENT

1.   Parties.  This Consulting Agreement (“Agreement”) is made by and between KENNETH POLIN (“POLIN”) and SURGE GLOBAL ENERGY, INC. and all of its subsidiaries (“SURGE”) (SURGE and POLIN are sometimes collectively referred to as the “Parties.”)

2.   Purpose of Agreement.  The purpose of this Agreement is engage the consulting services of POLIN and confirm the parties’ release of any and all potential claims against each other and all persons and entities being released herein after POLIN’s resignation from the Surge Board of Directors is effective.  These include, but are not limited to, all claims arising out of or related to POLIN serving as a Director of SURGE and all claims that have been asserted or could have been asserted by POLIN against SURGE or the officers and directors of SURGE.

3.   Agreement Contingent Upon Financing.  This Agreement is contingent upon SURGE obtaining financing on or before February 20, 2010.  If SURGE does not obtain said financing, this Agreement will be null and void.

4.   Agreement Contingent Upon Other Former Directors.  This Agreement is contingent upon the execution by SURGE and resigning SURGE board members JEFFREY BERNSTEIN and BARRY NUSSBAUM of their own versions of this Agreement, with only Paragraph 8 modified as appropriate, and the payment of the consideration required by Paragraph 8 in all such Agreements. Concurrent with the execution of this Agreement and the initial payment due as set forth in Paragraph 8, Kenneth Polin resigns as a director of SURGE.

5.   Consulting Agreement Terms.  POLIN will provide consulting services to SURGE on as-needed basis for the six month period after this Agreement is executed.  Such services will be provided at the request of a representative of  SURGE board, upon 10 days notice, on a mutually agreed upon basis.  No specific number of hours are required, and services will be provided on a best-efforts basis.  POLIN shall not be required to spend more than 8 hours per month on SURGE matters under this Agreement.

6.   General Release. SURGE and POLIN, for themselves and for their successors, assigns, agents, spouse, predecessors, transferees, attorneys, heirs, relatives, executors, administrators and representatives, hereby release and forever discharge each other and SURGE’s past and present officers, directors, employees, subsidiaries, agents, predecessors, affiliated entities, successors, assigns, attorneys, transferees, and representatives from any and all claims and causes of action which they now have or may have against each other arising through the date of this Agreement.  This general release does not in any way impair, restrict, discharge or limit POLIN’s rights to indemnity, advancement, or protection under any written indemnity agreements, statutory indemnity provisions, SURGE corporate documents, and/or applicable insurance policies with respect to any claim asserted in any action that may arise in the future related to or arising from POLIN’s service as a director of SURGE.  With regard to POLIN’s rights to indemnity, advancement, or protection under any written indemnity agreements, statutory indemnity provisions, SURGE corporate documents, and/or applicable insurance policies, SURGE’s obligations to POLIN shall continue as if the parties had not entered into this Agreement, and any POLIN obligation to cooperate in any matter in which he seeks such indemnity, advancement, or protection shall continue as if the parties had not entered into this Agreement.  SURGE and POLIN expressly state that they would not enter into this Agreement but for the representation and warranty of each of them that they are hereby releasing any and all claims of any nature whatsoever, whether statutory or common law, which POLIN or SURGE has or could assert directly or indirectly against any of the persons or entities being released herein.

7.   Waiver. Other than as set forth in paragraph 5 above, it is the intention of the parties in executing this instrument that it shall be effective as a bar to each and every claim, demand and cause of action herein above specified.  In the furtherance of this intention, POLIN and SURGE hereby expressly waive any and all rights and benefits conferred upon them by the provisions of section 1542 of the California Civil Code or any other equivalent statute or regulation in another jurisdiction and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, and causes of action, if any.  Section 1542 of the California Civil Code provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Notwithstanding the provisions of section 1542 or any other equivalent statute or regulation in another jurisdiction, this Agreement shall be in full settlement of all claims and disputes being released herein, including unknown claims.  POLIN and SURGE expressly waive all rights under section 1542 or any other equivalent statute or regulation in another jurisdiction, which they fully understand.

8.   Consideration.  In consideration of the consulting services, covenants, and releases given herein, SURGE shall pay POLIN a total of Thirty Four Thousand and Forty-three Dollars ($34,043.00) as follows: $17,021.50 upon execution of this agreement and the balance payable in five monthly installments of $2,837.00 and a sixth payment of $2,836.50 commencing on or before April 16, 2010 and monthly thereafter; in addition, SURGE and POLIN agree to cancel one-half (400,000) of the 2008 and 2009 stock options granted previously, beginning first with the 2008 options and then canceling options from 2009 until a total of 400,000 have been cancelled. The remaining 400,000 options (which are deemed here in as fully vested) that are not cancelled will remain valid and exercisable until all payments due under the terms set forth above are paid in full. POLIN agrees not to exercise any of these options so long as all monthly payments are made when due. Should SURGE default on any of the payments, POLIN may retain the 400,000 options then held by POLIN, and the six month period for the exercise of such options will begin to run on the date of such default. Should POLIN subsequently wish to exercise any or all of the remaining 400,000 options, SURGE will allow for a cashless exercise(s) upon written request from POLIN.

9.   Tax Treatment/Indemnification.  SURGE makes no representation as to the tax treatment or legal effect of the payments described herein, and POLIN is not relying on any statement or representation of SURGE or its attorneys in that regard.  POLIN agrees that he will be furnished with an IRS 1099 tax information form or forms and he shall pay and be liable for the payment of all federal, state, and local taxes and penalties that may be due as a result of this payment.  Further, POLIN shall defend, indemnify and hold SURGE harmless from any loss, claim or demand by any taxing authority for any taxes, penalties, or interest thereon, due on the payments identified herein. POLIN shall have the right to receive payments in such form and timeframe as he decides. All correspondence in that regard shall be writing by Federal Express, Express mail or email.

10.   Confidentiality.  It is expressly agreed that confidentiality of the terms of this Agreement is of material importance to the parties and was a material inducement to the execution of this Agreement.  Therefore, the parties agree that the terms of this Agreement shall remain strictly confidential and that they shall make no disclosure to any third person of the terms of this Agreement, except that they may advise their attorneys, tax advisor, and immediate family of the terms of the Agreement and may make any disclosure required by law. In addition, all material non-public information obtained by POLIN while on SURGE’s board will remain confidential and will not be disclosed Each party agrees that a breach of this provision will cause irreparable damage and injury to the other party. The non-breaching party will be entitled to seek any and all legal and/or equitable remedies against the breaching party in the event of a breach of this provision, including damages and injunctive relief.

11.   Non-Disparagement.  The parties agrees to refrain from any disparagement, defamation, libel, or slander, or interference, tortious or otherwise, with the contracts and relationships of each other, as well as SURGE’s officers, directors and employees. Each party agrees that a breach of this provision will cause irreparable damage and injury to the other party. The non-breaching party will be entitled to seek any and all legal and/or equitable remedies against the breaching party in the event of a breach of this provision, including damages and injunctive relief.

12.   No Admission of Liability.  This Agreement is a compromise and settlement of disputed claims being released herein, and therefore this Agreement does not constitute an admission of liability on the part of POLIN or SURGE or its officers, directors, parent companies, subsidiaries, agents, affiliated entities, successors, assignees, employees, insurers, attorneys or representatives, or an admission, directly or by implication, that any of them have violated any law, rule, regulation, policy or any contractual right or other obligation owed to any other party.  The parties specifically by this Agreement deny all allegations of improper or unlawful conduct made by each other.  The parties merely intend, by entering into this Agreement, to avoid any further dispute or possible litigation.

13.   No Assignment or Transfer of Claims.  The parties represent and warrant that they have not heretofore assigned, transferred or purported to assign or transfer to any other person or entity any rights, claims or causes of action herein released and discharged and no other person or entity has any interest in the matters herein released and discharged, except as disclosed by the terms of this Agreement.

14.   No External or Prior Representations.  Each party represents and warrants that such party is not relying, and has not relied, on any representations or statements, verbal or written, made by any other party with regard to the facts involved in this controversy or with regard to such party's rights or asserted rights arising out of the parties' claims or the execution and terms of this Agreement, except as provided herein.  Each party has consulted with an attorney regarding the terms of this Agreement and has entered into this Agreement freely, willingly and without any coercion or duress.

15.   Governing Law.  This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of California.

16.   Attorneys' Fees.  The parties to this Agreement expressly agree that no party shall be liable to any other party, person or entity for costs and/or attorneys’ fees relating to the released claims or this Agreement, including any provided for by statute.  The parties also expressly agree that, should any proceeding be commenced for breach of this Agreement, the prevailing party shall be awarded reasonable attorneys’ fees and costs.  The parties further agree that, in the event any party commences any sort of legal proceeding or action in any court or before any tribunal alleging a claim or cause of action that is released, waived, or barred under the general release provisions of section 6 of this Agreement, the other party shall be awarded its attorneys’ fees and costs in defending against such action or proceeding upon dismissal of or judgment for the party on the barred claim or cause of action.

17.   Cooperation in Executing Settlement Documentation.  The parties to this Agreement shall execute any and all further documents that may be required to effectuate the purposes of this Agreement. POLIN shall have the right to approve the wording of any SEC filing or press release.

18.   Arbitration of Disputes Regarding Compliance with this Agreement.  Any dispute as to implementation of the terms of this Agreement, and any claim of breach of this Agreement by any party will be resolved solely by binding arbitration in San Diego County, California.

19.   Binding on Successors.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective representatives, successors, spouses, heirs, agents and assigns.

20.   Counterparts.  This Agreement may be executed in counterparts and, if so executed, each such counterpart shall have the force and effect of an original.  A facsimile signature shall have the same force and effect as an original signature.

21.   Severability.  The invalidity of any provision of this Agreement as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.

22.   Modification.  No breach of any provision of this Agreement can be waived unless in writing.  Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.

23.   Construction.  This Agreement shall not be interpreted for or against any party on the basis that such party or its legal representative caused part or all of this Agreement to be drafted.

24.   Section Headings.  The section headings of this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

25.   Entire Agreement.  This Agreement constitutes the entire agreement between the parties.  There are no other agreements, whether oral or written, modifying its terms.  This Agreement supersedes any and all prior written or oral agreements (including oral settlement agreements) between any of the parties.  The terms of this Agreement can only be modified by a writing signed by the parties expressly stating that such modification is intended.

26.   Other Provisions:  POLIN hereby agrees that he will not file a proxy statement nor will he name, serve or propose to serve on a new Board of Directors of SURGE until after January 1, 2011.

WE, THE UNDERSIGNED, HAVE READ THE FOREGOING AND FULLY UNDERSTAND AND AGREE TO ITS TERMS.

/s/ Kenneth Polin
Dated: February 19, 2010	KENNETH POLIN

Dated: February 19, 2010	SURGE GLOBAL ENERGY, INC. By: /s/ E. Jamie Schloss Name: E. Jamie Schloss Title: CEO